Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
Michael Gerlich, Vice President and CFO
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

Gastar Exploration Elects John H. Cassels to its Board of Directors

HOUSTON, March 11, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) today announced that John H. Cassels, 63, has been elected to its Board of Directors, replacing John R. Rooney, who resigned from the Board on March 8 due to commitments with his current employer.

Mr. Cassels is a Chartered Accountant in Canada with 30 years of experience in the Canadian natural gas and oil industry, serving as a senior officer and director of nine small natural gas and oil companies.

He is currently a partner and chief financial officer of Purdy Partners Inc., a private equity/merchant bank in Calgary, Alberta, a position he has held since December 2009.  Prior to joining Purdy, Mr. Cassels was a financial consultant to a Canadian oil and gas exploration company operating in both Argentina and Canada.  Earlier, he was a founding shareholder, chief executive officer and director of Highview Resources, a publicly traded firm that built a significant inventory of natural gas and oil prospects in Alberta and Saskatchewan.  He holds a BA degree from Bishop’s University in Sherbrooke, Québec.

Mr. Cassels served during 2007-2008 as a director of World Cup Operations/Alpine Canada, which organized alpine test events for the 2010 Olympic Winter Games in Vancouver.

J. Russell Porter, Gastar's President and CEO, stated, “We appreciate John Rooney’s support and contributions during his term on the Board.  We are looking forward to working with John Cassels and benefiting from his significant experience helping to build oil and gas companies.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing oil and natural gas assets in North America. The Company currently pursues a strategy combining deep natural gas exploration and development with lower risk shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. The Company also owns coalbed methane properties located in the Powder River Basin of Wyoming. For more information, visit our web site at www.gastar.com.

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